EXHIBIT (23)


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

The Board of Directors
Harleysville Group Inc.

The audits referred to in our report dated February 15, 1999 include the related financial statement schedules as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the annual report on Form 10-
K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-03127, 33-84348, 33-43494, 33-91718, 33-
91726, 33-43532) on Form S-8 and registration statements (Nos. 33-78372, 33-90810, 33-91720) on Form S-3 of Harleysville Group Inc.
of   our  report  dated  February  15,  1999,  relating  to   the
consolidated  balance sheets of Harleysville  Group  Inc.  as  of
December   31,  1998  and  1997,  and  the  related  consolidated
statements of income, shareholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of
Harleysville Group Inc., and of our report dated March    ,  1999
relating  to  the  statements  of  financial  condition  of   the
Harleysville Group Inc. Employee Stock Purchase Plan as of December 31, 1998 and 1997, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1998, which report appears in the Harleysville Group Inc. Employee Stock Purchase Plan annual report on Form 11-K.


/s/KPMG LLP


Philadelphia, Pennsylvania
March 25, 1999



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